N E W S  R E L E A S E

CONTACT:
Gregory M. Dearlove
Senior Vice President & Chief Financial Officer
(716) 887-7262

CTG Reports 2003 Fourth Quarter and Annual Results
EPS Increases In Year and Quarter from Last Year

BUFFALO, N.Y. -  February 9, 2004 - CTG (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced its financial results for the 2003 fourth quarter and full year. The Company reported 2003 fourth quarter revenues of $63.3 million, compared with 2002 fourth quarter revenues of $63.6 million. CTG's net income for the 2003 fourth quarter was $1.8 million, or $0.11 per diluted share, compared with 2002 fourth quarter net income of $0.1 million, or $0.01 per diluted share. Net income for the 2003 fourth quarter includes the favorable net effect resulting from a refund from a tax ruling affecting CTG's European operations that impacted fourth quarter net income by approximately $1.2 million, or $0.07 per diluted share. Excluding the impact of this tax benefit, CTG's 2003 fourth quarter net income would have been $0.6 million, or $0.04 per diluted share.

For 2003, CTG reported revenues of $252.3 million, compared to revenues of $263.3 million in 2002. CTG's net income for 2003 was $2.7 million, or $0.16 per diluted share, compared with a 2002 net loss of $35.7 million, or $2.11 per diluted share, which included the charge of $37.0 million or $2.19 per diluted share for the cumulative effect of the change in accounting principle related to the valuation of the Company's goodwill and intangible assets. Excluding the impact of the 2003 fourth quarter net tax refund CTG's 2003 net income would have been $1.5 million, or $0.09 per diluted share, CTG's 2002 net income before cumulative effect of change in accounting principle was $1.4 million, or $0.08 per diluted share.

"CTG's fourth quarter earnings excluding the one-time tax refund were at the high end of our guidance reflecting top-line stability and our close attention to expense control," said CTG Chairman and Chief Executive Officer James R. Boldt. "We continue to see improvement in both our staffing business and in this last quarter in our solutions business, with application management outsourcing remaining flat. While we are seeing client interest in external IT support rising overall, we are also experiencing some delays in clients starting projects which put this quarter's revenues at the lower end of our targets."

Mr. Boldt continued, "Our 2003 results indicate that our business is stabilizing and that our strategy of offering CTG's core services to key vertical markets is a sound one. During the fourth quarter, we renewed our contract with IBM, our largest customer, as a national technical services supplier, a status CTG has held since 1995. This quarter was also our sixth consecutive quarter of growth for our strategic staffing services, and business in our health care and life sciences vertical practices also remains strong, which we expect will continue in 2004."

CTG's balance on its revolving credit agreement, which is classified as long-term debt and used to fund business growth and working capital needs, was at zero at the end of the 2003 fourth quarter, compared with $6.9 million at the end of the 2003 third quarter and $8.5 million a year ago.

CTG also issued guidance for the first quarter of 2004. Based on current business and market conditions, CTG expects that its revenues and net income per diluted share for the first quarter of 2004 will range from $62.5 million to $65.5 million and $.02 to $.04, respectively.

Mr. Boldt concluded, "CTG was profitable every quarter in 2003 and at year end was debt free for the first time since our February 1999 purchase of Elumen Solutions, reflecting the relative strength of our business, financial condition and cash flow, in a still very challenging business environment for technology service providers. Based on trends in the economy and in our business, we remain cautiously optimistic that a modest recovery in the technology services market is underway and that 2004 will be a year of further improvement in CTG's business and operating results."

Backed by 38 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 2,700 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2002 Form 10-K and Management's Discussion and Analysis section of the Company's 2002 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on February 10, 2004 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-800-869-4362 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time February 10, 2004 and 1:00 PM Eastern Time February 12, 2004 by dialing 1-800-642-1687 and entering the conference ID number 5079628.

COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Statements of Operations (amounts in thousands except per share data)
	For the Quarter Ended		For the Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Revenue	$ 63,281	$ 63,566	$ 252,341	$ 263,276
Direct costs	46,135	46,351	184,880	190,736
Selling, general and administrative expenses	16,337	16,802	64,199	68,518
Operating income	809	413	3,262	4,022
Other income (expense), net	453	(245)	(400)	(1,770)
Income before income taxes and cumulative effect of change in accounting principle
	1,262	168	2,862	2,252
Provision (benefit) for income taxes	(554)	67	118	890
Net income before cumulative effect of change in accounting principle
	$ 1,816	$ 101	$ 2,744	$ 1,362
Cumulative effect of change in accounting principle (a)	-	-	-	(37,038)
Net income (loss)	$ 1,816	$ 101	$ 2,744	$ (35,676)

Basic net income (loss) per share:
Net income before cumulative effect of change in accounting principle
	$ 0.11	$ 0.01	$ 0.16	$ 0.08
Cumulative effect of change in accounting principle (a)	-	-	-	(2.23)
Basic net income (loss) per share	$ 0.11	$ 0.01	$ 0.16	$ (2.15)

Diluted net income (loss) per share:
Net income before cumulative effect of change in accounting principle
	$ 0.11	$ 0.01	$ 0.16	$ 0.08
Cumulative effect of change in accounting principle (a)	-	-	-	(2.19)
Diluted net income (loss) per share	$ 0.11	$ 0.01	$ 0.16	$ (2.11)

Weighted average shares outstanding:
Basic	16,700	16,601	16,663	16,567
Diluted	17,087	16,766	16,846	16,895

a.	In conjunction with the required adoption of SFAS No. 142 and based upon an independent appraisal, CTG recorded a pre-tax, non-cash loss for impairment of $37.0 million or $2.23 per basic share and $2.19 per diluted share in the 2002 first quarter. The write-off primarily relates to the goodwill that resulted from the acquisition in February 1999 of the healthcare information technology services provider Elumen Solutions, Inc.
COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Balance Sheets (amounts in thousands)
	Dec. 31, 2003	Dec. 31, 2002		Dec. 31, 2003	Dec. 31, 2002
Current Assets:			Current Liabilities:
Cash and cash equivalents	$ 2,534	$ 69	Accounts payable	$ 6,837	6,520
Accounts receivable, net	41,554	43,696	Accrued compensation	19,334	19,139
Other current assets	4,279	3,029	Other current liabilities	5,748	4,522
Total Current Assets	48,367	46,794	Total Current Liabilities	31,919	30,181
Property and equipment, net	7,187	11,129	Long-term debt	-	8,497
Other assets	40,893	41,261	Other liabilities	8,397	8,136
			Shareholders' equity	56,131	52,370

Total Assets	$ 96,447	$ 99,184	Total Liabilities and Shareholders' Equity	$ 96,447	$ 99,184

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Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.